Exhibit 10.3

January 10, 2019	Luc VOLATIER

This entire offer letter is subject to the Coty Board validation

Dear Luc,

I am pleased to welcome you to Coty Services UK. (“Coty”).

This letter serves to confirm the terms of your offer. Your place of employment will be the Coty Geneva office, Chemin Louis-Hubert, 1-3 - 1213 Petit-Lancy provided, however, that within the normal course of your duties, you may be required to travel or relocate in accordance with business needs.

TITLE AND REPORTING	You will be appointed to the role of Chief Global Supply Chain Officer, reporting to the Chief Executive Officer. You will be member of the Executive Committee of Coty.
EFFECTIVE DATE	You will commence employment in this role at the latest on January 14th, 2018 (the “Effective Date”).
ANNUAL BASE SALARY	You will receive an annual base salary of CHF 650,000, payable in accordance with Coty’s payroll practices and applicable law.
EMPLOYEE BENEFITS
You will be eligible for enrollment in Coty’s benefits plans and programs in effect from time to time for employees generally, subject to the terms and conditions of such plans and programs. Further information regarding these plans and programs will be provided to you on the Effective Date. Coty reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason.

ANNUAL BONUS
You will be eligible to participate in Coty’s Annual Performance Plan (the “APP”) with a target award of 70% of your annual base salary. The APP is designed to forge a powerful connection between your and the business’s performance and results, and your rewards. Through the APP, you can earn up to 360% of your target award based on business performance. On or around the Effective Date, you will receive further information regarding the APP. Your participation will be subject to the terms of the APP and contingent upon your entry into the attached restrictive covenant agreement. Your awards will be subject to discretionary review and approval of Coty’s Board of Directors. An APP brochure is attached for preview.

EQUITY & LONG-TERM INCENTIVE PLAN
You will be eligible to participate in the Coty Equity & Long-Term Incentive Plan (the “ELTIP”) in accordance with its terms. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors. An ELTIP brochure is attached for preview. The annual ELTIP plan is 1 M USD with an initial grant of 1.5 M USD in the first 2 months of your appointment.

COTY OWNERSHIP PROGRAM	You will be invited to participate in the Coty ownership plan, the Elite program with target investment up to 5 M USD. Further details will be made available on or after the Effective Date.
COMPANY CAR	You will be provided with use of a company car or a car allowance in accordance with Coty’s policies in the United Kingdom.
VACATION	You will accrue vacation days pursuant to Coty’s standard vacation policies for its employees as in effect from time to time.
RELOCATION SERVICES
Consistent with the International Transfer Policy "ITP", the Company will provide the following relocation services:
Relocation Allowance: The Company shall pay you a relocation allowance, equal to one twelfth of your annual gross base salary, i.e CHF 54,167 subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with in this Offer Letter. It will be paid to you on the next payroll cycle following your physical relocation, according to the local payroll practices in Geneva.
If you voluntarily cancel your move or resign within twelve (12) months of your Effective Date, you will be required to reimburse the Company for the total amount of the relocation allowance perceived, in net of social charges and taxes.
Shipment of Household Goods: The Company will pay all reasonable costs of relocating your household goods from Amsterdam to Geneva using the most cost efficient mode available. The shipment will be organized through the preferred relocation agent, as determined globally by the Company. Note that any shipment of bulky or heavy items, alcoholic beverages or items prohibited by customs, as well as pets, plants, pianos, vehicles … will not be covered by the Company.
Temporary living: The Company shall reimburse you upon your arrival for the reasonable costs associated with your temporary housing expenses for a maximum of thirty (30) days. Temporary living may be used prior to your move to Geneva, provided the maximum of days is not exceeded. Living expenses (meals and sundry expenses…) will not be covered by the Company. The temporary housing will be directly organized through the preferred relocation agent, as determined globally by the Company.
Housing assistance: The Company will provide reasonable assistance with securing accommodation for you and your family in the area of Geneva, upon your arrival, with the local relocation agency. The Company will also reimburse you for the agency fees associated with securing an accommodation in the area of London. Reimbursement will be made via an expense report with appropriate receipts.
Work papers and visa: The Company will pay the expense associated with securing the appropriate visa documents and work papers for you.
Tax Assistance: You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PricewaterhouseCoopers - PwC) for any reasonable tax preparation assistance required for your tax declarations in the Switzerland for the 2018/2019 and 2019/2020 tax year. Should your employment be terminated during this period, the tax assistance would cease on the termination date.

CONFIDENTIALITY
You will not, during your employment with Coty or at any time thereafter, directly or indirectly disclose or use, for your own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known by you as a result of or in connection with your employment with Coty, that is not generally known in the industry in which Coty and its affiliates are engaged or ascertained from public or published information, about Coty and its affiliates (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers (“Confidential Information”). You acknowledge that, because Confidential Information is extremely valuable, Coty and its affiliates take appropriate measures to maintain its confidentiality, and that you have an obligation to safeguard and protect Confidential Information from disclosure and use. You agree not to take with you any documents, materials or things that embody or contain Confidential Information when you leave Coty, and to return all such documents, material and things to Coty prior to your departure. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you agree to contact Coty and to seek (to the extent permitted by law) Coty’s consent prior to such disclosure. These confidentiality obligations are permanent and do not lapse upon the termination of your employment with Coty.

RESTRICTIVE COVENANTS
You will be required, as a condition of employment or continued employment, to execute the attached restrictive covenant agreement, which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.

GOVERNING LAW

This letter will be governed by the laws of Switzerland.  Any and all rights of any applicable works council or union will be observed, and Coty will comply with applicable law and works council and collective bargaining agreements associated with your Coty employment.

ASSIGNMENT
You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of Coty’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, Coty may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

ENTIRE AGREEMENT
This letter contains the entire understanding of you and Coty with respect to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between you and Coty. You acknowledge and agree that no representations or promises concerning your employment with Coty have been made to you except as specifically set forth in this offer letter. Any amendment to this letter must be made in writing and signed by a duly authorized officer of Coty. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).

We look forward to receiving your acceptance of Coty’s offer by signature below by January 11th, 2019

We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

Should you have any questions, please let us know.

With regards,

/s/ Sebastien Froidefond

Sebastien FROIDEFOND
Chief Human Resources Officer

Attachments:
APP Brochure
ELTIP Brochure and Plan Terms
Restrictive Covenant Agreement

Accepted and agreed: Luc Volatier

Sign: /s/ Luc Volatier

Print Name: Luc Volatier

Date: 10th January 2019